SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a) of the
                              Securities Exchange Act of 1934
                                   (Amendment No.   )


Filed by the Registrant {x}
Filed by a Party other than the Registrant { }
Check the appropriate box:

{ }     Preliminary Proxy Statement
{x}     Definitive Proxy Statement
{ }     Definitive Additional Materials
{ }     Soliciting Material Pursuant to 240.14a-11(c) or
        240.14a-12

AMREP CORPORATION
 ..............................................................
(Name of Registrant as Specified In Its Charter)

 ..............................................................
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

{x}     $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(j)(2).

{ } $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

{ }     Fee computed on table below per Exchange Act Rules
        14a(6)(i)(4) and O-11.

              1) Title of each class of securities to which transaction applies;

                      ................................................

              2) Aggregate number of securities to which transaction applies:

                      ................................................

              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:1

                      ................................................

              4)      Proposed maximum aggregate value of transaction:

                      ................................................

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

{ } Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

                .............................................

        2)      Form, Schedule or Registration Statement No.:

                .............................................

        3)      Filing Party:

                .............................................

        4)      Date Filed:

                .............................................

                      AMREP CORPORATION

                  (An Oklahoma corporation)



           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       November 1, 1995



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMREP CORPORATION (the "Company") will be held at the Plaza Hotel, White & Gold Suites, 768 Fifth Avenue, New York, New York 10019 on November 1, 1995 at 9:00 A.M. for the following purposes:

          (1) To elect three directors, each to serve for a term of three years;

          (2) To consider and act upon such other business as may properly come before the meeting.

     In accordance with the By-Laws, the Board of Directors has fixed the close of business on September 22, 1995 as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the meeting and any adjournment thereof. The list of such shareholders will be available for inspection by shareholders during the ten days prior to the meeting at the offices of the Company, 641 Lexington Avenue, New York, New York 10022.

     Whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it to the Company in the self-addressed envelope enclosed for that purpose. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.



                              By Order of the Board of Directors



                              Valerie Asciutto, Secretary



Dated:    October 2, 1995
          New York, New York

                      AMREP CORPORATION

                     641 Lexington Avenue

                  New York, New York  10022



                       PROXY STATEMENT



                ANNUAL MEETING OF SHAREHOLDERS

            To be Held 9:00 A.M. November 1, 1995






     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of AMREP CORPORATION (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on November 1, 1995, and at any adjournment thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Secretary of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the meeting and voting. This statement, the accompanying notice of meeting and proxy form of the Board of Directors have been first sent to shareholders on or about October 2, 1995.

     All properly executed, unrevoked proxies in the enclosed form which are received in time will be voted in accordance with the shareholder's directions and, unless contrary directions are given, will be voted for the election as directors of the nominees named below. With a quorum being present, directors are elected by a plurality of the votes cast. Only shares affirmatively voted for a nominee will be counted toward the achievement of a plurality. Votes withheld (including broker non-votes, if any), will be counted as present for the purpose of determining a quorum but will not otherwise be counted.

     A copy of the 1995 Annual Report of the Company for the fiscal year ended April 30, 1995, including financial statements, accompanies this Proxy Statement. Such Annual Report does not constitute a part of the proxy solicitation material.

                      VOTING SECURITIES

     Only shareholders of record at the close of business on September 22, 1995, the date fixed by the Board of Directors in accordance with the By-Laws, are entitled to vote at the meeting and any adjournment thereof. As of September 15, 1995, the Company had issued and outstanding 7,395,650 shares of Common Stock, par value $.10 per share. Each share of Common Stock is entitled to one vote on matters to come before the meeting.

     Set forth below is information concerning the ownership as of September 15, 1995 of the Common Stock of the Company by the persons who, to the knowledge of the Board of Directors, own beneficially more than 5% of the outstanding shares:

             Name and Address of             Amount Owned             % of
              Beneficial Owner               Beneficially (1)         Class

             Nicholas G. Karabots             2,729,093(2)            36.9%
             P.O. Box 736
             Fort Washington, PA  19034

             Albert Russo(3)                    679,070                9.2%
             Lena Russo
             Clifton Russo
             Lawrence Russo
             c/o American Simlex Company
             401 Broadway
             Suite 1712
             New York, New York 10013

             Dimensional Fund Advisors Inc.(4)  537,222                7.3%
             1299 Ocean Avenue
             11th Floor
             Santa Monica, CA  90401

     ______________________

      (1) Except as set forth in Footnotes 3 and 4, the beneficial owners have sole voting and investment power over the shares owned.

      (2) Includes 1,000 shares which Mr. Karabots has the right to acquire pursuant to currently exercisable options.

      (3) In a Schedule 13D under the Securities Exchange Act of 1934 filed jointly by Albert Russo, Lena Russo, Clifton Russo and Lawrence Russo, the filing persons reported that they share voting power as to 679,070 shares representing 9.2% of the outstanding Common Stock of the Company and that Albert Russo, Lena Russo, Clifton Russo and Lawrence Russo have sole dispositive power as to 327,891, 58,740, 153,967 and 138,472 shares, respectively, of the Common

           Stock representing 4.4%, 0.8%, 2.1%, and 1.9% of the outstanding Common Stock.

      (4) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 537,222 shares of Common Stock of the Company all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                 SECURITY OWNERSHIP OF MANAGEMENT

           The following table sets forth, as of September 15, 1995, certain information regarding the beneficial ownership, or the right to acquire beneficial ownership, of the Common Stock of the Company of each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares beneficially owned:

                                          Amount and Nature of   Percent of
             Name of Beneficial Owner     Beneficial Ownership      Class
             ------------------------     --------------------   ----------
             Jerome Belson                   44,500(1)                *
             Edward B. Cloues, II             2,500(2)                *
             Joseph Cohen                     1,500(1)                *
             David N. Dinkins                   500(2)                *
             Harvey I. Freeman                4,500(2)(3)             *
             Daniel Friedman                 46,424(4)(5)             *
             Anthony B. Gliedman             85,000(6)                1.1%
             Nicholas G. Karabots         2,729,093(7)                36.9%
             Samuel N. Seidman              9,690(1)                  *
             Mohan Vachani                 18,000(8)                  *
             James Wall                    19,007(9)(10)              *
             Harvey W. Schultz              2,000(11)                 *

             Directors and
             Executive Officers
                     as a Group
                      (13 persons)        2,974,714(12)               39.4%

     --------------------------------

*    Indicates less than 1%
(1) Includes 1,500 shares which the individual has the right to acquire pursuant to currently exercisable options.

(2) Includes 500 shares which the individual has the right to acquire pursuant to currently exercisable options.

(3)  Jointly owned with Mr. Freeman's wife.

(4) Includes 314 shares of Common Stock held in the Company's Savings and Salary Deferral Plan allocated to the account of Mr.
     Friedman.

(5) Includes 7,500 shares which Mr. Friedman has the right to acquire pursuant to currently exercisable options.

(6) Includes 55,000 shares Mr. Gliedman has the right to acquire pursuant to currently exercisable options.

(7) Includes 1,000 shares which Mr. Karabots has the right to acquire pursuant to currently exercisable options.

(8) Includes 17,500 shares which Mr. Vachani has the right to acquire pursuant to currently exercisable options.

(9) Includes 7,500 shares which Mr. Wall has the right to acquire pursuant to currently exercisable options.

(10) Includes 287 shares of Common Stock held in the Company's Savings and Salary Deferral Plan allocated to the account of Mr. Wall.

(11) Includes 2,000 shares which Mr. Schultz has the right to acquire pursuant to currently exercisable options.

(12) Includes 12,000 shares which an executive other than those named have the right to acquire pursuant to currently exercised options.

                    ELECTION OF DIRECTORS

     The Board of Directors has amended the By-Laws of the Company, effective the date of the 1995 Annual Meeting, to decrease the number of directors from eleven to ten. The Board of Directors of the Company is a classified board divided into three classes - Class I consisting of four directors, Class II consisting of three directors and Class III consisting, effective on the date of the 1995 Annual Meeting, of three directors. Each class of directors serves for a term of three years. At this Annual Meeting three Class II directors will be elected to serve until the 1998 Annual Meeting and until their successors are elected and qualified. Although the Board of Directors does not expect that any of the persons named will be unable to serve as a director, should any of them become unavailable for election it is intended that the shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee or nominees selected by the Board.

     The following table sets forth information regarding the nominees of the Board of Directors for election and the directors whose terms of office do not expire this year.

                                 Year First
                                 Elected As       Principal Occupation
     Name                Age     A Director       For Past Five Years
     ----                ---     ----------       --------------------

     Nominees to serve until the l998 Annual Meeting (Class II)

     Daniel Friedman     60         1972          Chairman  of the Board  of
                                                  Kable News Company,  Inc.,
                                                  a wholly-owned  subsidiary
                                                  of  the  Company;   Senior
                                                  Vice   President  of   the
                                                  Company.


     Samuel N. Seidman   61         1977          President  of  Seidman   &
                                                  Co.,    Inc.,     Economic
                                                  Consultants and Investment
                                                  Bankers.

     Mohan Vachani*      53         1990          Senior  Vice  President  -
                                                  Chief Financial Officer of
                                                  the  Company,  since  June
                                                  1993;  Consultant  to  the
                                                  Company,   from  September
                                                  1992  to June  1993;  Vice
                                                  President-Chief  Financial
                                                  Officer     of     Bedford
                                                  Properties,   Inc.,   real
                                                  estate   management    and
                                                  development, from prior to
                                                  1990 to June 1993.

     --------------------------

     * Mr. Vachani currently is a Class III director, but he has resigned as such a director contingent and effective upon his election as a Class II director at the 1995 Annual Meeting.

                                 Year First
                                 Elected As       Principal Occupation
     Name                 Age    A Director       For Past Five Years
     ----                 ---    ----------       --------------------

     Directors  continuing  in office until the 1996 Annual  Meeting  (Class
     III)

     Jerome Belson           70     1967          Chairman of the Board  and
                                                  Chief Executive Officer of
                                                  Jerome Belson  Associates,
                                                  Inc.,    a   real   estate
                                                  management         company
                                                  operating  in  excess   of
                                                  10,000      high      rise
                                                  multi-family   residential
                                                  apartments  in  New  York;
                                                  President  of   Associated
                                                  Builders  and  Owners   of
                                                  Greater  New  York,  Inc.;
                                                  Chairman    Emeritus    of
                                                  Waterhouse        Investor
                                                  Services, Inc.


     Anthony B. Gliedman*    53     1991          Chairman  of  the   Board,
                                                  President    and     Chief
                                                  Executive  Officer of  the
                                                  Company  since July  1991;
                                                  Executive  Vice  President
                                                  of   the   Company    from
                                                  December   1990  to   July
                                                  1991;    Executive    Vice
                                                  President  of  the   Trump
                                                  Organization,  real estate
                                                  development, from prior to
                                                  1990 to December 1990.


     Nicholas G. Karabots    62     1993          Chairman of the Board  and
                                                  Chief Executive Officer of
                                                  Spartan      Organization,
                                                  Inc.;   KPG,   Inc.,   the
                                                  general  partner of  Kappa
                                                  Printing   Group,    L.P.;
                                                  Kappa  Publishing   Group,
                                                  Inc.;  Geopedior, Inc.  as
                                                  well  as other  affiliated
                                                  entities,  which companies
                                                  are  engaged primarily  in
                                                  the  fields  of  printing,
                                                  publishing    and     real
                                                  estate.

     -----------------------

     * Mr. Gliedman became seriously ill in mid-July, 1995 and currently is on a medical leave of absence of indefinite duration, and it is not known whether, or when, he will be able to resume his duties as a director and Chief Executive Officer.

                                        Year First
                                        Elected As    Principal Occupation
     Name                     Age       A Director    For Past Five Years
     ----                     ---       ----------    --------------------

     Directors continuing in office until the 1997 Annual Meeting (Class I)

     Edward B. Cloues, II     47           1994        Partner  in  the  law
                                                       firm of Morgan, Lewis
                                                       & Bockius.

     David N. Dinkins         68           1994         Professor,  Columbia
                                                        University School of
                                                        International    and
                                                        Public Affairs since
                                                        January 1994;  Mayor
                                                        of  the City of  New
                                                        York  from   January
                                                        1990   to   December
                                                        1993.

     Harvey I. Freeman        57           1994          Attorney  and  Real
                                                         Estate   Consultant
                                                         since August  1991;
                                                         Executive      Vice
                                                         President  of   the
                                                         Trump Organization,
                                                         real         estate
                                                         development,   from
                                                         prior  to  1990  to
                                                         July 1991.

     James Wall               58           1991          President of  AMREP
                                                         Southwest      Inc.
                                                         ("ASI")   and    of
                                                         AMREP    Southeast,
                                                         Inc.,  wholly-owned
                                                         subsidiaries of the
                                                         Company,      since
                                                         January 1991;  Vice
                                                         President  of   ASI
                                                         from prior to  1990
                                                         to  January   1991;
                                                         General Manager  of
                                                         Southwest
                                                         Operations,   since
                                                         prior   to    1990;
                                                         Senior         Vice
                                                         President  of   the
                                                         Company,      since
                                                         September 1991.

      Each  of  the  directors  other than  Mr.  Friedman  has  served
continuously  since  the  year in which he  was  first  elected.   Mr. Friedman
served  continuously from 1972  to  January  1977,  when  he resigned.   He  was
reelected as director in September  1980  and  has served continuously since.

     Mr. Karabots was nominated for election as a director pursuant to the agreement described below in the "Compensation Committee
Interlocks and Insider Participation" section.

     Mr. Cloues' law firm represents Mr. Karabots and various corporations owned by him. He was nominated in 1994 for election as a director at the recommendation of Mr. Karabots.


The Board of Directors and its Committees

     The Board held five meetings during the last fiscal year.

     The Board has an Executive Committee which meets as needed and has the power to act generally between meetings of the Board. It met six times during the last fiscal year. Until September l995 the Committee members were Messrs. Friedman, Gliedman, Vachani and Wall. As noted above Mr. Gliedman is on an indefinite medical leave, and in September Messrs. Belson and Cloues were added to the Committee, Mr. Cloues was made the Chairman, and the Committee was charged with the oversight of the Company's business. Mr. Cloues will be compensated for his services as Committee Chairman at the rate of $l25,000 per year, and Mr. Belson will be compensated for his services as a Committee member at the rate of $25,000 per year, such amounts being in addition to the fees paid them as directors and members of other Committees.

     The Board also has an Audit and Examining Committee, a Human Resources Committee and a Stock Option Committee. The Human Resources Committee acts as a compensation committee. The Board does not have a nominating committee.

     The Audit and Examining Committee recommends to the Board the engagement of the auditors, reviews the scope and results of the yearly audit by the independent auditors, reviews the Company's system of internal controls and procedures, and investigates where necessary matters relating to the audit functions. It reports regularly to the Board concerning its activities. The current members of this Committee are Messrs. Cohen (Chairman), Belson, Freeman, Karabots and Seidman. The Committee held four meetings during the last fiscal year. Mr. Cohen is a Class II director who is not standing for reelection.

     The Human Resources Committee makes recommendations to the Board concerning compensation and other matters relating to employees. The current members of the Committee are Messrs. Karabots (Chairman), Belson, Cohen, Cloues and Dinkins. The Committee held one meeting during the last fiscal year.

     The Stock Option Committee grants options under, and administers, the 1992 Stock Option Plan. The current members of the Committee are Messrs. Seidman (Chairman), Cloues, Dinkins and Freeman. The Committee held one meeting during the last fiscal year.

     Functioning as a Committee of the whole, the Board meets as a Strategy Committee. This Committee makes recommendations concerning possible new opportunities for the growth of the Company and actions that should be considered to meet changing times and conditions. The Committee held three meetings during the last fiscal year.

     Each director of the Company except those directors who are employees and Mr. Cohen (who has been on retainer as a consultant to the Company) is paid a fee of $22,500 per annum. See "Compensation Committee Interlocks and Insider Participation" for information concerning consulting fees paid to Mr. Cohen.
The members of the Audit and Examining Committee other than Mr. Cohen receive $750 for each committee meeting attended. The members of the Human Resources Committee other than Mr. Cohen receive $500 for each committee meeting attended. In addition, under the Non-Employee Directors Option Plan, each non-employee director receives on the first business day following the Company's Annual Meeting of Shareholders an option covering 500 shares of common stock of the Company. The price per share payable upon exercise of such option is either (i) the mean between the highest and lowest reported sale price of the common stock on the date of grant on the New York Stock Exchange, or (ii) the price of the last sale of common stock on that date as quoted on the New York Stock Exchange, whichever is higher. For the options granted following the 1994 Annual Meeting the exercise price is $7.50. Each option becomes exercisable as to all or any portion of the shares covered thereby one year after the date of grant and expires five years after the date of grant.

     The various directors and nominees hold other directorships of public companies as follows:

             Name                       Director of

             Jerome Belson              Waterhouse Investor Services, Inc.
             Edward B. Cloues, II       K-Tron International, Inc.
             Samuel N. Seidman          Production Systems Acquisition
                                        Corporation


                     EXECUTIVE COMPENSATION

Executive Compensation

    The Summary Compensation Table below sets forth individual compensation information for each of the Company's last three fiscal years of its Chief Executive Officer ("CEO") and the four other most highly paid executive officers who were serving as such at the end of the Company's fiscal year ended April 30, 1995.

                               SUMMARY COMPENSATION TABLE

                                                           Long Term
                                Annual                    Compensation
                             Compensation                    Awards
                        ------------------------   --------------------------
                                                   Securities
Name and                                           Underlying
Principal                                          Options/        All Other
Position                Year  Salary($)  Bonus($)  SAR's(#)     Compensation($)
                                                                (1)(2)
--------                ----  ---------  --------  -----------  ---------------

Anthony B. Gliedman     1995  $366,183   $15,000   10,000           $1,498
CEO, Chairman and       1994   332,300    15,000      -0-            1,540
President               1993   289,800       -0-      -0-            1,944

Daniel Friedman         1995   260,066     9,000    5,000            1,521
Senior Vice President   1994   249,850     9,000      -0-            1,540
and CEO of Kable        1993   247,767(3)    -0-      -0-            2,259
News Company, Inc.

Mohan Vachani           1995   240,583     8,000    5,000            1,904
Senior Vice President-  1994   214,625     8,000   15,000              -0-
Chief Financial
Officer(4)

James Wall              1995   218,675     9,000    5,000            1,519
Senior Vice President   1994   202,625     9,000      -0-            1,540
and President of        1993   183,092       -0-      -0-            1,473
AMREP Southwest
Inc. and AMREP
Southeast Inc.

Harvey W. Schultz       1995   188,150     5,000    4,000            1,516
Senior Vice President   1994   178,208     6,000      -0-            1,540
and President of        1993   167,158       -0-      -0-              281
AMREP Solutions, Inc.

     (1) Includes amounts contributed by the Company to the Company's Savings and Salary Deferral Plan.

     (2) Other compensation in the form of personal benefits to the named persons has been omitted because it does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus as to each.

     (3)     Includes $6,667 of retroactive salary increase.

     (4)     Mr. Vachani became Senior Vice President in June 1993.

Option Tables

        The following table sets forth, for the CEO and each of the executive officers named in the Summary Compensation Table, information with respect to grants of stock options made during the fiscal year ended April 30, 1995(1).

             Option/SAR Grants in Last Fiscal Year
             -------------------------------------
                                                                   Potential Realizable
                                                                   Value at Assumed
                                                                   Annual Rates of
                                                                   Stock Appreciation
                   Individual Grants                               For Option Term(2)

                                % of Total
                                Options
                                Granted to      Exercise or
                     Options    Employees in    Base Price   Expiration
Name                 Granted #  Fiscal Year        ($/sh)    Date          5%($)  10%($)
----                 ---------  ------------    ------------ ----------  ------- -------
Anthony B. Gliedman    10,000     10.75%          $7.5625      5/13/97   $11,875 $25,075

Daniel Friedman         5,000      5.37%           7.5625      5/13/97     5,938  12,538

Mohan Vachani           5,000      5.37%           7.5625      5/13/97     5,938  12,538

James Wall              5,000      5.37%           7.5625      5/13/97     5,938  12,538

Harvey W. Schultz       4,000      4.30%           7.5625      5/13/97     4,750  10,030

-------------------------

     (1) The options are exercisable as to 50% of the shares one year after the date of grant and the remaining 50% two years after the date of grant.

     (2) The dollar amounts under these columns use the hypothetical 5% and 10% rates of appreciation prescribed by the Securities and
             Exchange Commission's rules.   They would result  in per share
             prices at the expiration date of the options of $8.75 and $10.07, respectively. The Company makes no representations as to the future prices of its Common Stock.

             The following table sets forth option exercise activity in the last fiscal year and the fiscal year end option values with respect to the CEO and each of the executive officers named in the Summary Compensation Table based on the market price of the Common Stock of the Company at April 28, 1995.

        Aggregated Option/SAR Exercises in the Fiscal
        Year Ended April 30, 1995 and April 30, 1995
        Option/SAR Values



                      Shares
                      Acquired
        Name          On Exercise     Value Realized*
        ----          -----------     ---------------

Anthony B. Gliedman     10,000             $19,775

Daniel Friedman         10,000              13,012

Mohan Vachani              -0-                 -0-

James Wall               8,000              11,762

Harvey W. Schultz       10,000              25,800

----------------------------

*       Excess of market over exercise price on date of exercise.


                                                      Values of
                          Number of                  Unexercised
                         Unexercised                 In-the-money
                          Options at                  Options at
                           4/30/95                     4/30/95**

                    Exercisable Unexercisable  Exercisable Unexercisable
                    ----------- ------------- ------------ -------------
Anthony B. Gliedman    50,000      10,000        $73,000        -0-

Daniel Friedman         5,000       5,000          7,300        -0-

Mohan Vachani          15,000       5,000             -0-       -0-

James Wall              5,000       5,000          7,300        -0-

Harvey W. Schultz          -0-      4,000             -0-       -0-



**      Excess of market price at 4/30/95 over exercise price.

Human Resources Committee Executive Compensation Report

     The Human Resources Committee ("HRC"), consisting entirely of non-employee directors, is the Company's Compensation Committee. Its current members are Messrs. Karabots, Belson, Cohen, Cloues and Dinkins, but until September 23, 1994 Mr. Seidman and former directors Mitchell Roberts and S. Fred Singer were members together with Messrs. Belson, Cohen and Karabots. The HRC's recommendations regarding executive compensation other than stock option grants must be approved by the entire Board. The Stock Option Committee, also consisting of non-employee directors, has sole authority to award options. Its current members are Messrs. Seidman, Cloues, Dinkins and Freeman.

          Compensation Policy for Executive Officers

     The HRC's policy is that the Company's executive officers should be paid a salary commensurate with their responsibilities, should receive short-term incentive compensation in the form of a bonus determined in accordance with the Bonus Plan referred to below which takes into account both the Company's profits for a year and the executive's performance during the year, and should receive long-term incentive compensation in the form of stock options.

     The policy with respect to salaries of executive officers other than the Chief Executive Officer ("CEO") is that they should be in amounts recommended by the CEO, and the current salaries are in amounts so recommended. The current salaries for the named executive officers are incorporated in employment agreements which were effective October 1, 1993 and originally were for terms ending September 30, 1995. However, on May 5, 1995, pursuant to a recommendation by the CEO, the HRC recommended and the Board approved an extension of the term of each to September 30, 1996, with no change in compensation except for a cost of living adjustment on October 1, 1995. The considerations entering into the determination by the CEO of the salaries for the named executives which he recommended to the HRC in 1993 were the salaries payable immediately prior to the effective date of the employment agreements, his subjective evaluation of the abilities and past performances of the respective executives and his judgment of their potential for enhancing the profitability of the Company. The CEO advised the HRC that, in his subjective judgment based on his experience and knowledge of the market place, such salaries were reasonable and proper in light of the respective duties and responsibilities of the executives.

     On the recommendation of the HRC, the Board in September l993 adopted the Company's Bonus Plan for Executives and Key Employees pursuant to which in each year that the Company's earnings exceed a formula amount, a percentage of the excess becomes a Bonus Pool. Under this Plan (which is described in detail under the caption "Employment Contracts with Executives") each executive officer other than the CEO is to receive from the Bonus Pool an amount equal to such percentage thereof as the CEO determines, but the bonus amount to any such executive officer may not exceed his or her salary for the applicable year. The CEO has informed the HRC that his determinations of awards from the Bonus Pool would be based on his subjective evaluation of the performance of each executive during the applicable year, which would include the executive's contribution to the Company's profitability for the year, the success of the executive in resolving problems and the extent to which the executive had been effective in laying the ground work for increased future profitability of the Company. The earnings in fiscal 1995 were insufficient to fund the Bonus Pool but bonuses aggregating $l45,000 were paid to the Company's executive officers and key employees, of which $55,000 was paid to the executive officers, in recognition of Company performance in fiscal 1995.

     The Stock Option Committee has informed the HRC that its policy generally is to grant options to executives only under the Company's l992 Stock Option Plan ("Plan") and in amounts not exceeding the amounts recommended by the CEO. The CEO has advised that his recommendations for option grants will reflect his subjective judgment of the performances of employees and the potential benefit to the Company from the grant of this form of incentive compensation. In recommending option grants the CEO, among other things, considers the amounts and terms of options granted in the past. Options to purchase 36,000 shares of the Company's common stock were granted under the Plan to executive officers in the l995 fiscal year.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to each of the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Compensation Committee has not established any policy regarding annual compensation to such executive officers in excess of $1,000,000.

       Bases for Chief Executive Officer's Compensation

     Anthony B. Gliedman, the CEO, was employed in late l990 as Executive Vice President with the expectation that he would become the CEO within a year upon the anticipated retirement of the then CEO. Mr. Gliedman's initial annual salary was $275,000 and until October 1, l993 it was increased only by a percentage equal to the percentage increase in the cost-of-living.

     In fiscal l992, the year in which Mr. Gliedman became CEO, the Company had an after-tax loss of nearly $7 million, and in fiscal l993 the Company had a small profit. Based upon this improvement and the expectation that it would continue under Mr. Gliedman's leadership, the HRC recommended (i) that his salary be increased to $360,000 and (ii) the adoption of the Bonus Plan with Mr. Gliedman to receive 25% of the Bonus Pool up to an amount equal to his salary. Before the HRC made its recommendation, one of its members had analyzed several published surveys of CEO compensation and reported to it that, in his judgment based on such analysis, the recommended compensation was within a reasonable range.

     On October 1, l993 the Company entered into an employment contract with Mr. Gliedman which incorporated the compensation recommendations of the HRC and which is described under the caption "Employment Contracts with Executives". As noted above, the earnings in fiscal l995 were insufficient to fund the Bonus Pool but bonuses were paid to various executive officers for that year, of which $l5,000 was paid to Mr. Gliedman. Of the options granted under the Plan to executives in fiscal l995, options to purchase 10,000 shares were granted to Mr. Gliedman. Such grant reflects both the improved results in fiscal l994 and the size of the option grants to the other executives.

                                   Nicholas G. Karabots, Chairman
                                   Jerome Belson
                                   Joseph Cohen
                                   Edward B. Cloues II
                                   David N. Dinkins
                                       Human Resources Committee


Compensation Committee Interlocks and Insider Participation

     Joseph Cohen, a Class II director who is not standing for reelection, is an independent management consultant. He has been retained by the Company as a management consultant and was paid $132,770 as consulting fees in the fiscal year ended April 30, 1995. During the year, he consulted in connection with the Company's marketing programs, performed system analyses for the Company's construction and development operations, and consulted with Kable News Company, Inc. in connection with various systems and operations.

          On August 4, 1993, pursuant to an agreement with Nicholas G. Karabots and two corporations he then owned, the Company acquired for its Kable News Company subsidiary ("Kable") various rights to distribute magazines, and in payment issued a total of 575,593 shares of the Company's common stock. The distribution rights cover various magazines published by unaffiliated publishers as well as magazines published by publishers controlled by Mr. Karabots. In the case of the publishers controlled by Mr. Karabots, the distribution arrangements generally were for terms of seven years with provision for extension for a further three years. As distributor under these distribution agreements, Kable purchases magazines from publishing companies owned or controlled by Mr. Karabots, and during the fiscal year ended April 30, 1995 paid such companies a total of approximately $21,000,000 for magazines. Kable continues as distributor for such companies.

     As part of its agreement with Mr. Karabots, the Company proposed him for election to the Board of Directors at the 1993 Annual Meeting and has agreed, subject to certain exceptions, that so long as he owns at least one-half of the common stock issued in the transaction the Company will propose him for election at each shareholders meeting for the election of directors until July 2003, unless he is already in a Class of the Board whose term continues beyond such meeting.

     Messrs. Cohen and Karabots are members of the Human Resources Committee.

Performance Graph

     The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Standard & Poor's 500 Index and the Standards & Poor's Homebuilding Index for the five years beginning April 30, 1990 and ending April 30, 1995 (assuming the investment of $100 in the Company's stock, the S&P 500 Index and the S&P Homebuilding Index on April 30, 1990, and the reinvestment of all dividends).













                              [GRAPH]



















                      1990       1991       1992     1993      1994        1995
                      ----       ----       ----     ----      ----        ----
AMREP CORP           100.00      65.52      89.66    81.03    106.90      86.21
S & P 500 INDEX      100.00     117.62     134.12   146.51    154.30     181.28
HOMEBUILDING INDEX   100.00     127.58     154.52   181.04    183.82     148.26

Employment Contracts with Executives

     The Company has employment agreements with Messrs. Gliedman, Friedman, Wall, Vachani and Schultz. The employment term of the agreement with Mr. Gliedman originally was for the three years ending September 30, 1996, but the term was extended for one year and now ends September 30, 1997. The employment term of all the other agreements, as amended, ends September 30, 1996.

     The compensation provided by Mr. Gliedman's agreement is an annual salary which until September 30, 1995 was $370,600 with a cost-of-living increase on each October 1st, plus a bonus in an amount equal to 25% of the bonus pool ("Bonus Pool") created by the Company's Bonus Plan for Executives and Key Employees but not exceeding his salary for the applicable year. The compensation provided by the agreements with Messrs. Friedman, Wall, Vachani and Schultz is an annual salary which until September 30, 1995 were in the following amounts:

              Daniel Friedman          $242,900
              James Wall                221,300
              Mohan Vachani             243,500
              Harvey W. Schultz         190,400

Each will receive a cost of living increase on October 1, 1995.

Mr. Friedman was paid in fiscal 1995 an additional $20,000 to compensate him for the reduction in the pension which will be payable to him under the Company's retirement plan resulting from a change in the tax law, and the Company currently is paying him such additional amount.

     Each of Messrs. Friedman, Wall, Vachani and Schultz will receive such percentage of the Bonus Pool as the CEO determines but the bonus amount to the executive may not exceed his earnings for the applicable year.

     The Bonus Pool for a fiscal year is 15% of the Bonus Pool Earnings (if any) for that year. The Bonus Pool Earnings for a fiscal year is determined by (A) deducting from the Company's after-tax income for the year the following:

          (a) an inflation adjustment consisting of (x) the shareholders' equity at the beginning of the year times (y) the percentage increase in the cost of living during the year, and

          (b) a return on equity, consisting of 5.1% of the shareholders' equity at the beginning of the year,

and (B) dividing the resultant amount by the reciprocal of the effective income tax rate applicable to the Company for such year.*



* For example, if the amount determined by (A) for a year were $620,000 and the effective tax rate for the year were 38%, the Bonus Pool Earnings for that year would be $620,000 divided by 0.62, or $1,000,000.

In the event there is a "Change in Control" of the Company, each of the five executives will have the option to have an amount equal to the bonus paid or payable to him for the fiscal year immediately preceding the date of exercise of such option frozen into his salary and, if such option is exercised, will also have the option to terminate his employment and become a consultant to the Company until the end of his employment term. As a consultant, the executive will be paid 57-1/2% of his salary at the time of termination of the employment period (plus a cost of living adjustment). There will be a "Change in Control" of the Company if, among other things, 20% or more of the Company's Common Stock is acquired by a person or a group and such person or group, by its filing on
Schedule 13D under the Securities Exchange Act of 1934 or otherwise, indicates the intention of seeking or exercising control of the Company or reserves the right to do so.

     The employment agreements with Messrs. Gliedman, Wall and Friedman provide that during the employment term each shall be included in the management slate for election as a director and shall be elected to the respective offices presently held by him. The employment agreements with Messrs. Vachani and Schultz provide that each shall be elected to the offices presently held by him.

     Each of the employment agreements provide for certain continuing payments in the event of the death or disability of the executive.


Retirement Benefits

The following table sets out estimated annual retirement benefits payable under the life annuity form of pension to a person retiring at age 65, for specified earnings and years of service, estimated as of January 1, 1995. The table does not reflect use of the maximum earnings currently permitted to be taken into account under applicable law ($150,000).

                        Pension Plan Table

Average
Annual Pay (a)                     Years of Credited Service
--------------   -----------------------------------------------------------
                 15 Years     20 Years    25 Years      30 Years    35 Years
                 --------     --------    --------      --------    --------
$100,000         $19,583      $26,111     $32,639       $39,167     $45,694
 125,000          25,208       33,611      42,014        50,417      58,819
 150,000          30,833       41,111      51,389        61,667      71,944
 175,000          36,458       48,611      60,764        72,917      85,069
 200,000          42,083       56,111      70,139        84,167      98,194
 225,000          47,708       63,611      79,514        95,417     111,319


(a) The highest average annual earnings in any period of 60 consecutive months.

Mr. Gliedman has four years of credited service, Mr. Friedman has twenty-four years of credited service, Mr. Wall has twenty- four years of credited service, Mr. Schultz has two years of credited service, and Mr. Vachani has one year
of  credited service.   Assuming  (i)  these  individuals  continue  to  be
employed until age 65, (ii) their annual salaries continue to be at least at current levels, (iii) annual increases of 5% in the maximum earnings of $150,000 currently permitted to be taken into account under applicable law and in the Social Security taxable wage base which is taken into account in calculating retirement benefits under the Company's pension plan, and
(iv) the individuals elect life annuity form of pension, their annual retirement benefits would be as set forth below:

                                    Estimated
                                    Benefit
                                    ---------

           Anthony B. Gliedman      $48,600
           Daniel Friedman          $79,200*
           Mohan Vachani            $40,600
           James Wall               $73,800
           Harvey W. Schultz        $37,000

* Mr. Friedman's estimated benefit includes amounts "grandfathered" under the law.

Certain Transactions

      In September 1993, the Human Resources Committee ("HRC") recommended that the Company from time to time loan to Mr. Gliedman up to $360,000 with the proceeds to be used solely to purchase shares of the Company's common stock, the loans to carry interest at the average rate paid by the Company, 10% of the loan to be repaid annually and the unpaid balance of each advance to be repaid on the fifth anniversary of the borrowing. The HRC made the recommendation because it believed it would be in the Company's best interest for Mr. Gliedman to have a meaningful equity interest in the Company. The Board approved such loan and in December 1993 Mr. Gliedman borrowed $150,500 from the Company and applied the proceeds to the purchase of 20,000 shares of the Company's common stock from the Company at a price of $7.625 per share, the then market price and in December 1994 Mr. Gliedman borrowed $39,625 from the Company and applied the proceeds to purchase 10,000 shares of Common Stock from the Company at a price of $4.0625 per share upon exercise of an option granted to him in December 1991. At August 22, 1995, Mr. Gleidman was indebted to Company in the amount of $175,075, while the largest amount of his indebtedness outstanding since May 1, 1994 was $190,125. See "Compensation Committee Interlocks and Insider Participation" for information concerning consulting fees paid Joseph Cohen, and transactions with Nicholas G. Karabots.

                             AUDITORS

      The consolidated financial statements of the Company and its subsidiaries included in the Annual Report to Shareholders for the fiscal years ended April 30, 1995 and 1994 have been examined by Arthur Andersen & Co., independent public accountants. A representative of Arthur Andersen & Co. is expected to attend the meeting with the opportunity to make a statement if the representative desires, and it is expected such representative will be available to respond to appropriate questions from shareholders. The Board of Directors has not yet acted with respect to the selection of auditors for fiscal 1996.

                          OTHER MATTERS

      The Board of Directors knows of no matters which will be presented for consideration at the meeting other than the matters referred to in this statement. Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                     SOLICITATION OF PROXIES

      The Company will bear the cost of this solicitation of proxies. In addition to solicitation of proxies by mail, the Company may reimburse brokers and other nominees for the expense of forwarding proxy materials to the beneficial owners of stock held in their names. The Company has also retained The Kissel-Blake Organization, Inc. to assist in the solicitation of proxies and will pay that firm a fee of $8,000 and reimburse it for out-of-pocket expenses, estimated not to exceed $3,000. Directors, officers and employees of the Company may also solicit proxies on behalf of the Board of Directors but will not receive any additional compensation therefor.

                      SHAREHOLDER PROPOSALS

      From time to time shareholders present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the annual meetings. To be considered, proposals must be submitted on a timely basis. Proposals for the 1996 meeting must be received by the Company no later than June 4, 1996.


                      By Order of the Board of Directors

                            Valerie Asciutto, Secretary

Dated:  October 2, 1995


      Upon the written request of any shareholder of the Company, the Company will provide to such shareholder a copy of the Company's Annual Report on Form 10-K for 1995, including the financial statements and the schedules thereto, filed with the Securities and Exchange Commission. Any request should be directed to Valerie Asciutto, Secretary, AMREP Corporation, 641 Lexington Avenue, New York, New York 10022. There will be no charge for such report unless one or more exhibits thereto are requested, in which case the Company's reasonable expenses of furnishing exhibits may be charged.

                                    APPENDIX

                                       TO

                                 PROXY STATEMENT

                                       OF

                                AMREP CORPORATION

                              Dated August 15, 2994



                    The substantive information conveyed by the Performance Graph on Page 17 of the Proxy Statement is contained in the table which appears at the bottom of Page 17.

PROXY                                                      PROXY

                       AMREP CORPORATION

              SOLICITED BY BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS

                 Plaza Hotel, 768 Fifth Avenue
                    New York, New York 10019
             November 1, 1995, 9:00 A.M. Local Time



         The undersigned hereby appoints Valerie Asciutto, Loretta L. Alonso, and Peter M. Pizza, and each of them acting alone, with full power of substitution, proxies to vote the Common Stock of the undersigned at the 1995 Annual Meeting of Shareholders of AMREP Corporation, and any adjournment thereof, for the election of directors as set forth in the Proxy Statement of the Board of Directors dated October 2, 1995 and upon all matters which come before said meeting or any adjournment thereof.

         Receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement of the Board of Directors is acknowledged.

         Unless otherwise specified, this proxy will be voted FOR the election of directors.

         Please mark boxes [X] or [ ] in blue or black ink. A vote FOR is recommended by the Board of Directors. For election of three (3) Directors as described in the Proxy Statement of the Board of Directors.

    FOR all nominees listed       WITHHOLD AUTHORITY to
    below (except as marked       vote for all nominees
    to the contrary below.)  [ ]  listed below.          [ ]


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


      Daniel Friedman, Samuel N. Seidman, Mohan Vachani,


-------------------------------------------------------------------------------
     (Continued and to be signed and dated on reverse side)

                             If stock is held in the name of
                             more than one person, all holders
                             should sign.  Sign exactly as name
                             or names appear at left.  Persons
                             signing in a fiduciary capacity
                             should include their title as such.


                             Dated                        , 1995
                                   ----------------------

                             -----------------------------------
                                        (Signature)




                             -----------------------------------
                                        (Signature)



      PLEASE MARK, DATE, SIGN AND MAIL YOUR PROXY PROMPTLY
                   IN THE ENVELOPE PROVIDED.